Exhibit 10.10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of this 30th day of January, 2004, by and between Faraday Financial, Inc., a Delaware corporation, hereinafter referred to as the "Company" and Shauna Badger, hereinafter referred to as "Employee."

         WHEREAS, the Company and Employee desire that the term of this Agreement begin on February 1, 2004("Effective Date").

         WHEREAS, the Company desires to employ Employee as its Secretary and Treasurer and Employee is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto agree to the terms and conditions set forth below.

         1. EMPLOYMENT:

         The Company and Employee hereby confirm the Company's employment of Employee for the period and upon the terms and conditions hereinafter set forth.

         2. TERM:

         Employee's employment is at-will, meaning that either Employee or Company may terminate the employment relationship at any time for any reason or no reason (the "Term").

         3. TITLE AND DESCRIPTION OF DUTIES:

         Employee shall serve as the Secretary and Treasurer of the Company and will report directly to the Company's Chief Executive Officer. During his employment, Employee shall perform the duties and bear the responsibilities commensurate with his position, as directed by the Company's, Chief Executive Officer and shall serve the Company faithfully and to the best of his ability. Employee shall not engage in any other business activity or activities that require personal services by Employee that, in the judgment of the Chief Executive Officer, conflicts with the proper performance of Employee's duties hereunder. Employee further agrees not to work for any competitive enterprise during his employment, including after hours.

         4. OWNERSHIP OF WORK PRODUCT:

         The Company shall own all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for the Company (collectively, the "Work Product"), but excludes all ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the term hereof that do not relate to the business of the Company (the business of the Company includes providing wireless broadband service to various locations in the United States and identifying companies that could be acquired by the company in a roll up of their industry). Work Product shall belong exclusively to the Company and shall, to the extent possible, be considered work made for hire for the Company within the meaning of Title 17 of the United States Code. Employee automatically assigns, at the time of creation of applicable Work Product, without any requirement of further consideration, any right, title, or interest it or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Employee further agrees to provide to Company the assistance and documentation required in the procurement of intellectual property.

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         5. BASE SALARY:

         During the Term of this Agreement, the Company shall pay Employee a minimum salary on an annualized basis of twenty four thousand dollars ($24,000), payable in monthly installments of two thousand dollars ($2,000) and in accordance with the Company's payroll schedule and subject to all applicable withholdings and deductions.

         6. INCENTIVE COMPENSATION:

         In addition to the base salary described in Section 5, the Company may pay to Employee a discretionary bonus or other incentive compensation, as determined by the board of directors and/or the president.

         7. BENEFITS:

         In addition to the base salary described in Section 5 and any other Company benefits and deferred compensation plans as are now generally available or later made generally available to employees of the Company, the Company shall provide Employee, during the Term, with the following Employee benefits:

                  7.1 Medical Insurance. Employee shall be eligible to participate in the medial insurance plan as is generally available to employees of the Company. The medical insurance premiums will be fully paid by the Company.

                  7.2 Vacation. Employee shall be entitled to two (2) weeks of paid vacation during each twelve-month period. Vacation days shall be taken at times mutually satisfactory to the Company and Employee. Unused vacation time shall not accrue from year to year.

                  7.3 Expense Reimbursement. Employee is authorized to incur reasonable business expenses in promoting the business of the Company, including expenses for travel, entertainment and similar items. The Company shall reimburse Employee for all such reasonable expenses upon the presentation by Employee of an itemized accounting and reasonable supporting documentation of such expenses.

                  7.4 Disability Insurance. Employee shall be eligible to participate in any disability insurance plan as is generally available to employees of the Company. The disability insurance premiums will be fully paid by the Company.

                  7.5 Director & Officer Insurance. Employee will be covered by Director & Officer Insurance that the Board of Directors deems adequate.

         8. TERMINATION:

         Employee's employment is at-will, meaning that either Employee or Company may terminate the employment relationship at any time for any reason or no reason. In furtherance and not in limitations of the foregoing, if Employee brings materials that the Company's board of directors determines are pornographic or if Employee places or causes such materials to be placed on any Company computer then the Employee may be immediately terminated.

         9. DEATH:

         If Employee dies during the Term of this Agreement, the Company shall promptly pay to the estate of Employee all compensation and bonuses due him upon the date of his death. The term of employment shall be deemed terminated on the date of death.

         10. COVENANT NOT TO COMPETE:

                  10.1 Factual Background. The Company expects to invest considerable time, effort, and capital in enhancing the value and desirability of the skills of its officers and technical personnel. Both this investment and Employee's individual compensation reflect the Company's expectation of receiving a considerable return from the exclusive use of Employee's services and know-how in the future, free from any danger that the Company's competitors may attempt to induce Employee to leave the Company and wrongfully gain the benefit of the Company's investment. The partial restraint set forth in paragraph 10.2 hereof does not, and cannot, provide complete protection for the Company's investment, development efforts, product strategy, and proprietary information, but the Company believes that in combination with the other

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provisions of this Agreement, it is the most fair and reasonable measure permitted under applicable law to protect the Company's interests, giving due regard to both Employee's interests and the interests of the Company.

                  10.2 Covenant Not to Compete. Employee agrees that for a period of two years (2) following the termination of Employee's employment, Employee may not compete with the Company in the United States or in such other markets that the Company targeted to enter during the Term of this Agreement by engaging in any business that is directly or indirectly engaged in the development and/or commercialization of products or processes involving broadband, wireless or such other businesses that the Company is engaged in during Employee's employment with the Company. In addition, during said 2 year period Employee agrees not to induce, entice, hire or attempt to hire or employ any employee of the Company.

                  10.3 Post Termination Employment. Employee acknowledges that
(i) in the event this Agreement terminates for any reason, Employee will be able to earn a livelihood without violating the above restrictions; and (ii) that Employee's ability to earn a livelihood without violating such restrictions is a material condition to employment with the Company.

                  10.4 Injunctive Relief. Employee further acknowledges (i) that compliance with paragraph 10.2 above is necessary to protect the business and goodwill of Employer; and (ii) that a breach of those sections will irreparably and continually damage Employer for which money damages may not be adequate. Consequently, Employee agrees that, in event of a breach or a threat to breach any of these covenants, Employer shall be entitled to both (i) a preliminary or permanent injunction in order to prevent the continuation of such harm and (ii) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit Employer from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative. Without limiting the foregoing, as such money damages for the period of time during which Employee violates these covenants, Employer shall be entitled to recover the amount of fees, compensation or other remuneration earned by Employee from any such breach.

                  10.5 Scope of Restraint Post-Termination Competition. The parties have attempted to limit Employee's right to compete only to the extent necessary to protect the Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that if the scope or enforceability of the restrictive covenant is in anyway disputed at any time, a court or trier fact may modify and enforce the covenant to the extent it believes to be reasonable under the circumstances existing at the time.

         11. COVENANT REGARDING CONFIDENTIAL INFORMATION:

                  11.1 Confidential Information Defined. For purposes of this Agreement, "Confidential Information" is any information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that: (1) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and (2) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

                  11.2 Restrictions on Use and Disclosure of Confidential Information. During the Term of this Agreement and for so long afterwards as the pertinent information or data remain Confidential Information, Employee covenants and agrees that, except as required by Employee's duties to the Company, he will not at any time, directly or indirectly, disclose to or use for the benefit of others, or appropriate for his own personal use, or cause to be used by others, any Confidential Information without first obtaining the written consent of the Company.

                  11.3 Return of Materials. Employee agrees that all records and other writing of Confidential Information prepared by Employee, or which come into his possession or control, or to which he has access, shall remain the exclusive property of the Company. Upon the request of the Company and, in any event, upon the termination of Employee's employment, Employee must return to the Company and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, and other documents or media pertaining to the business of the Company or Employee's specific duties for the Company, including all copies of such materials. Employee must also return to the Company and leave at its disposal all materials involving any Confidential Information of the Company. This paragraph 11.3 is intended to apply to all materials made or compiled by Employee, as well as to all materials furnished to Employee by anyone else in connection with Employee's employment.

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         12. MISCELLANEOUS:

                  12.1 Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by certified mail, return receipt requested, to the addressees given below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.

         Notices to Company:               FaradayFinancial, Inc.
                                           Attn: Frank J. Gillen
                                           175 South Main Street, #1240
                                           Salt Lake City, Utah 84111

         Notices to Employee:              Shauna Badger
                                           549 West 4630 North
                                           Provo, Utah 84604

                  12.2 Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                  12.3 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and the Company. Any claim that Employee may have against the Company shall not constitute a defense to enforcement by the Company of this Agreement. Moreover, it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete from it the portion adjudicated to be invalid or unenforceable and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

                  12.4 Entire Agreement; Modifications. This Agreement is the sole and entire agreement and understanding of the parties with respect to the arrangements herein and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal, or invalidate this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by Employee and the Company.

                  12.5 Voluntary Agreement. Employee represents and agrees that he has reviewed all aspects of this Agreement, that Employee has carefully read and fully understands all the provisions of this Agreement, that Employee is voluntarily entering into this Agreement, and that Employee he has had the opportunity to review any or all aspects of this Agreement with the legal advisor or advisors of Employee's choice before affixing his signature hereto.

                  12.6 The Company's Rules and Benefits. The parties acknowledge and agree that from time to time the Company may publish rules and regulations pertaining to employees, and may from time to time provide benefits to employees, including Employee, all of which except as hereinafter provided, shall become part of the terms and conditions of Employee's employment for so long as such rules or regulations are deemed applicable to Employee by the Company in its discretion. Provided, however, that in no case shall such rules, regulations or benefits, to the extent they conflict in any way with any of the terms or conditions of this Agreement, be considered to be a modification or waiver of any of the terms of this Agreement. In all cases of conflict, this Agreement shall prevail.

                  12.7 Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

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                  12.8 Governing Law. This Agreement shall at all times be
governed by, construed, interpreted and enforced in accordance with the laws of the State of Utah

                  12.9 Survival of Obligations. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and related documents. The covenants in Section 4 and Sections 10 through 12 of this Agreement shall survive termination of this Agreement, regardless of who causes the termination and under what circumstances.

                  12.10 Specific Performance and Consent to Injunctive Relief. Irreparable harm should be presumed if Employee breaches any covenant in this Agreement. The faithful observance of all covenants in this Agreement is an essential condition to Employee's employment, and the Company is depending upon absolute compliance. Damages would probably be very difficult to ascertain if Employee breached any covenant in this Agreement. This Agreement is intended to protect the proprietary rights of the Company in many important ways. Even the threat of any misuse of the technology of the Company would be extremely harmful, since that technology is essential to the business of the Company. In light of these facts, Employee agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of the Company, and Employee specifically release the Company from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

                  12.11 Related Parties. This Agreement shall inure to the benefit of, and be binding upon, the Company and its subsidiaries and its affiliates, together with their successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                            Faraday Financial, Inc.

                                            By: /s/ Frank J. Gillen
                                                --------------------------------
                                            Its: Chief Executive Officer

                                            EMPLOYEE:

                                            /s/ Shauna Badger
                                            ------------------------------------

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